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                                                                    EXHIBIT 99.1

[SCHAWK LOGO]



AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                          KRISTINE WALCZAK
SR. VP AND CFO                              312-726-3600
847-827-9494                                kwalczak@dresnerco.com
jpatterson@schawk.com

                SCHAWK INC. ANNOUNCES FIRST QUARTER 2004 RESULTS

          o  Revenue increased 6.9% versus prior-year first quarter

          o  March monthly sales were the strongest in the Company's history

          o Weak ad market and integration of acquisitions impact results in the quarter

DES PLAINES, IL, APRIL 27, 2003--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphics services to the consumer products industry, reported first quarter 2004 earnings of $0.16 per fully diluted share, a 15.8 percent decrease compared to $0.19 per fully diluted share in the prior-year first quarter, and net income was $3.6 million in the first quarter of 2004, compared with $4.2 million in the prior-year period.

Net sales were $52.1 million for the first quarter of 2004, compared to $48.7 million in the same quarter of 2003, a 6.9 percent increase. March 2004 revenues were the strongest for any one-month period in the Company's history, offsetting sales that were weak earlier in the quarter. On a comparable basis excluding the three recently completed acquisitions, revenues for the quarter were up 0.4 percent from the prior year period. Compared to the first quarter of 2003 and excluding acquisitions in the 2004 revenues, packaging and design accounts revenues increased $1.6 million, or 3.8 percent, and advertising agency accounts revenues decreased $1.5 million, or 23.8 percent, in the first quarter of 2004.

Gross margin for the first quarter of 2004 decreased to 39.9 percent from 42.8 percent in the prior year, primarily due to lower revenues with advertising agency accounts and low margins at the acquired companies. Additionally, first quarter 2003 gross margin included a gain of $0.5 million, or 1.1 percentage points, on the sale of a building included in cost of sales.

Operating income for the first quarter of 2004 was $6.2 million compared to $7.5 million in the same period of last year. Operating margin was 11.9 percent in the period, compared to 15.3 percent in the same period of 2003. The decrease in operating income and operating margin is primarily due to increased operating expenses of $1.2 million, including operating expenses at the recently completed acquisitions and additional staff for sales growth efforts in both the graphic services and design competencies and the absence of a $0.5 million pretax gain, or 1.1

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SCHAWK INC. Q1 2004 RESULTS
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percentage points, of operating margin and pretax margin, on the sale of a building in the prior year as previously noted.

Interest expense for the first quarter of 2004 of $0.5 million was approximately the same as the prior-year first quarter.

Income tax expense for the first quarter of 2004 was at an effective tax rate of
37.0 percent compared to a rate of 39.5 percent in the first quarter of 2003. The decrease in the effective tax rate was due to lower profits in higher tax jurisdictions and tax credits realized in 2004. It is anticipated that the effective tax rate for 2004 will be in the range of 37.0 percent to 38.0 percent.

Depreciation and amortization expense was $2.8 million for the first quarter of 2004 and 2003. Capital expenditures were $1.9 million compared to $1.7 million in the first quarters of 2004 and 2003, respectively.

MANAGEMENT COMMENTS

David A. Schawk, president and chief executive officer commented, "The quarter came in as we indicated it would in our year-end 2003 earnings release and conference call held in February. As explained then, we experienced weak sales months in January and February due to a short pause by our consumer products company clients. Business returned solidly in March, the strongest month in our history. However, because of the weak results in January and February and continued weakness in business with advertising agency accounts, our operating margin and net income were negatively impacted. We also experienced increased costs in the quarter related to our three recent acquisitions. Finally, the prior-year first quarter results were positively impacted by a gain of one and a half cents per share from the sale of a building.

"During the first quarter of 2004, we benefited from higher sales volume related to the three acquisitions we completed recently, as well as growth in our existing operations in the packaging and design competencies. The integration of the acquisitions is proceeding on schedule, and although dilutive to earnings in the first quarter, as we have stated in the past, within one year we anticipate that the acquisitions will be accretive to earnings.

"Our graphic services for consumer products packaging accounts continue to grow in both revenues and profitability, and we have a lot of work in process at the end of March that bodes well for a strong start to the second quarter. We are addressing our underperforming locations in the second quarter and will continue to assimilate the three recently completed acquisitions and focus on their profitability. We anticipate that we will reach mid-teen operating margins in 2004."

Mr. Schawk concluded, "We will continue to capitalize on Schawk's multiple high-value services, such as workflow management, prepress, digital asset management, and design and art production. These integrated services are being utilized by clients seeking to improve returns on their marketing spending by reducing the time it takes to get a new product to market. This is particularly true as our food and beverage clients seek to roll out new products to meet new challenges, such as changing consumer demands for low-carb products and governmental



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SCHAWK INC. Q1 2004 RESULTS
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labeling requirements. We are encouraged by the strong sales in the month of March and will continue to pursue strategies to increase revenues and profits from both organic growth and acquisitions."


Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.


Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.


Schawk invites you to join its First Quarter of 2004 Earnings Conference Call, on Tuesday, April 27, 2003, 9:30 a.m. central time. Hosting the call will be David A. Schawk, President and CEO, A. Alex Sarkisian, Chief Operating Officer, and James J. Patterson, Sr. Vice President and CFO. To join us on the call, please dial 800-219-6110 or 303-262-2144 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unavailable to participate on the call, a replay will be available through May 4 at 11:59 p.m. eastern time, by dialing 800-405-2236 or 303-590-3000, entering pass code 577099, and following the prompts.

To access the call on the Internet, go to: http://www.actioncast.acttel.com, event ID 22029.


     For more information about Schawk, visit our website at www.schawk.com.


                           Financial Tables to Follow

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SCHAWK INC. Q1 2004 RESULTS
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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         2004       2003
                                                       -------     -------
Net sales                                              $52,077     $48,705
Cost of sales                                           31,310      27,849
Selling, general, and administrative expenses           14,542      13,385
                                                       -------     -------

Operating income                                         6,225       7,471

Interest expense                                           465         528
                                                       -------     -------

Income before income taxes                               5,760       6,943

Income tax provision                                     2,133       2,742
                                                       -------     -------

Net income                                             $ 3,627     $ 4,201
                                                       =======     =======


Earnings per share
   Basic                                               $  0.17     $  0.20
   Diluted                                             $  0.16     $  0.19


Weighted average number of common and common
   equivalent shares outstanding                        22,366      21,575
Dividends per common share                             $0.0325     $0.0325



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SCHAWK INC. Q1 2004 RESULTS
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                                  SCHAWK, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                        MARCH 31,     DECEMBER 31,
                                                                           2004           2003
                                                                        (UNAUDITED)
                                                                      --------------  ------------
ASSETS
Current assets:
   Cash and cash equivalents                                           $   5,282        $   5,227
   Trade accounts receivable, less allowance for doubtful accounts
     of $1,653 in 2004 and $1,595 in 2003                                 40,762           35,642
   Inventories                                                            11,745            8,085
   Prepaid expenses and other                                              3,777            3,902
    Refundable income taxes                                                  856            1,204
   Deferred income taxes                                                   2,313            2,086
                                                                       ---------        ---------
Total current assets                                                      64,735           56,146

Property and equipment, net                                               35,558           36,372
Goodwill                                                                  64,338           62,936
Intangible assets, net                                                     4,697            1,912
Other assets                                                               3,998            2,325
                                                                       ---------        ---------
Total assets                                                           $ 173,326        $ 159,691
                                                                       =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                              $   5,270        $   5,108
   Accrued expenses                                                       14,022           14,004
   Income taxes payable                                                    1,384              446
   Notes payable to banks                                                  8,700               --
   Current portion of long-term debt and capital lease obligations         6,062            6,062
                                                                       ---------        ---------
Total current liabilities                                                 35,438           25,620

Long-term debt                                                            21,000           21,000
Capital lease obligations                                                     12               21
Other                                                                        940              970
Deferred income taxes                                                      6,308            5,708

STOCKHOLDERS' EQUITY:
   Common stock                                                              188              187
   Additional paid-in capital                                             88,515           87,928
   Retained earnings                                                      44,391           41,461
   Accumulated comprehensive income (loss), net                              820            1,087
                                                                       ---------        ---------
                                                                         133,914          130,663
   Treasury stock, at cost                                               (24,286)         (24,291)
                                                                       ---------        ---------
Total stockholders' equity                                               109,628          106,372
                                                                       ---------        ---------
Total liabilities and stockholders' equity                             $ 173,326        $ 159,691
                                                                       =========        =========